Filed Pursuant to Rule 433

Registration Statement No. 333-264693

May 5, 2022

THE CLOROX COMPANY

$500,000,000 4.400% SENIOR NOTES DUE 2029

$600,000,000 4.600% SENIOR NOTES DUE 2032

Pricing Term Sheet

Issuer:	The Clorox Company

Ratings (Moody’s / S&P):

Baa1 / BBB+

The securities ratings are made by the rating agencies and not the issuer or underwriters and a securities rating is not a recommendation by the rating agency, the issuer or the underwriters to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Security Type:	Senior Notes

Legal Format:	SEC Registered

Trade Date:	May 5, 2022

Settlement Date:	May 11, 2022 (T+4)

4.400% Senior Notes due 2029

Principal Amount:	$500,000,000

Maturity Date:	May 1, 2029

Public Offering Price:	99.527% of the principal amount

Coupon:	4.400%

Yield to Maturity:	4.480%

Benchmark Treasury:	2.875% due April 30, 2029

Benchmark Treasury Price / Yield:	98-19 / 3.100%

Spread to Benchmark Treasury:	+138 basis points

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2022

Make-Whole Call:	T+25 basis points prior to March 1, 2029 (the date that is two months prior to the maturity date of the notes).

Par Call:	On or after March 1, 2029 (the date that is two months prior to the maturity date of the notes), we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	189054AY5 / US189054AY55

4.600% Senior Notes due 2032

Principal Amount:	$600,000,000

Maturity Date:	May 1, 2032

Public Offering Price:	99.480% of the principal amount

Coupon:	4.600%

Yield to Maturity:	4.666%

Benchmark Treasury:	1.875% due February 15, 2032

Benchmark Treasury Price / Yield:	89-27 / 3.086%

Spread to Benchmark Treasury:	+158 basis points

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2022

Make-Whole Call:	T+25 basis points prior to February 1, 2032 (the date that is three months prior to the maturity date of the notes).

Par Call:	On or after February 1, 2032 (the date that is three months prior to the maturity date of the notes), we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	189054AZ2 / US189054AZ21

***

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Loop Capital Markets LLC Blaylock Van, LLC Penserra Securities LLC

It is expected that delivery of the notes will be made against payment therefor on or about May 11, 2022, which is the four (4) business day following the Trade Date (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement and prospectus from J.P. Morgan Securities LLC by calling collect (212) 834-4533, Morgan Stanley & Co. LLC by calling (866) 718-1649, MUFG Securities Americas Inc. by calling (877) 649-6848, RBC Capital Markets, LLC by calling (866) 375-6829 or Wells Fargo Securities, LLC by calling (800) 645-3751.